Exhibit 12.1
Doral Financial Corporation
Computation of Ratio of Earnings to Fixed Charges

	For the nine month period ended
	September 30, 2006
Including Interest on Deposits

Earnings:
Pre-tax income from continuing operations	$(90,559)
Plus:
Fixed Charges (excluding capitalized interest)	487,563

Total Earnings	$397,004

Fixed Charges:
Interest expensed and capitalized	$483,849
Amortized premiums, discounts, and capitalized expenses related to indebtedness	1,354
An estimate of the interest component within rental expense	2,360

Total Fixed Charges	$487,563

Ratio of Earnings to Fixed Charges	(A	)

Excluding Interest on Deposits

Earnings:
Pre-tax income from continuing operations	$(90,559)
Plus:
Fixed Charges (excluding capitalized interest)	376,223

Total Earnings	$285,664

Fixed Charges:
Interest expensed and capitalized	$372,509
Amortized premiums, discounts, and capitalized expenses related to indebtedness	1,354
An estimate of the interest component within rental expense	2,360

Total Fixed Charges	$376,223

Ratio of Earnings to Fixed Charges	(A	)

(A)	Due to the Company’s pre-tax loss for the first nine months of 2006, the ratio coverage was less than 1:1.